Exhibit 10.2

FIRST AMENDMENT TO THE
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
2001 EQUITY-BASED COMPENSATION PLAN

             THIS FIRST AMENDMENT is effective June 7, 2001 and is made by United Surgical Partners International, Inc., a Delaware corporation (the “Corporation”).

WITNESSETH:

             WHEREAS, the Corporation sponsors the United Surgical Partners International, Inc. 2001 Equity-Based Compensation Plan (the “Equity Compensation Plan”) for the benefit of its eligible employees and their beneficiaries;

             WHEREAS, pursuant to Section 10(c) of the Equity Compensation Plan the Board of Directors of the Corporation (the “Board”) may amend or alter the Equity Compensation Plan without the consent of stockholders or participants, except that any such amendment or alteration, including any increase in any share limitation, shall be subject to the approval of the Corporation’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the National Association of Securities Dealers, Inc. Automated Quotations, Inc., and the Board may otherwise, in its discretion, determine to submit other such changes to the Equity Compensation Plan to stockholders for approval; provided that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under any previously granted and outstanding award;

             WHEREAS, pursuant to Section 2(n) of the Equity Compensation Plan, the Equity Compensation Plan will be effective as of the date of the consummation of a firm commitment underwritten public offering of the common stock of the Corporation for cash;

             WHEREAS, the Board believes it is in the best interests of the Corporation and the participants under the Equity Compensation Plan to specify with particularity the effective date of the Equity Compensation Plan;

             WHEREAS, pursuant to Section 2(r) of the Equity Compensation Plan, “Fair Market Value” of a share of common stock issued on a particular day is defined; and

             WHEREAS, the Board believes it is in the best interest of the Corporation and participants under the Equity Compensation Plan to amend the definition of Fair Market Value under the Equity Compensation Plan.

             NOW, THEREFORE, the Equity Compensation Plan is hereby amended as follows:

1.	Section 2(n) is hereby amended in its entirety, effective June 7, 2001, to read as follows:

(n) “Effective Date” means the date of a firm commitment underwritten public offering of the Stock for cash, which date is June 7, 2001.

2.	Section 2(r) is hereby amended in its entirety, effective June 7, 2001, to read as follows:

(r) “Fair Market Value” of a share of Stock means, for a particular day, the opening sales price on such business day as reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. National Market System or, if no such sale takes place on that day, the opening sales price so reported on the last business day before the date in question. If the Board determines in good faith that such price is not indicative of the fair value of the Stock, then the value determined in good faith by the Committee shall be the Fair Market Value, which determination shall be conclusive for all purposes.

             NOW, THEREFORE, be it further provided that, except as provided above, the Equity Compensation Plan shall continue to read in its current state.

             IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Corporation as of the effective date and effective as set forth herein.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ John J. Wellik
Name:	John J. Wellik
Title:	Vice President